Exhibit 99.1

Ligand Pharmaceuticals and The Rockefeller University Enter Settlement Agreement and Mutual Release

SAN DIEGO, Feb 12, 2009 (BUSINESS WIRE) — Ligand Pharmaceuticals Incorporated (NASDAQ: LGND) (the “Company” or “Ligand”) and The Rockefeller University (“Rockefeller”) have entered into a Settlement Agreement and Mutual Release (the “Settlement Agreement”). Pursuant to the terms of the Settlement Agreement, the parties have resolved all disputes that have arisen between them in litigation, including Rockefeller’s primary claim relating to the development of PROMACTA(R) (eltrombopag). In addition, the parties have agreed to jointly seek dismissal with prejudice of all claims and counterclaims asserted in the ongoing litigation between the parties.

Ligand and Rockefeller agreed to terminate their 1992 license agreement. The termination of the license agreement will not negatively affect previously granted sublicenses or conveyances of rights to any third party and under the license agreement. Ligand does not believe that it requires a license from Rockefeller for its ongoing business activities, but Rockefeller has granted Ligand and its sublicensees a covenant not to sue under any patents or know-how that were the subject of the license agreement for any past, present or future use of such patents or know-how.

As part of the settlement, Ligand agreed to pay Rockefeller $5 million upon entering into the Settlement Agreement, $2 million in payments over the next two years, plus royalties derived from product sales including for TPO mimetic compounds licensed to GlaxoSmithKline (GSK). Ligand will pay Rockefeller a 5.88% share of royalties it receives from GSK on world-wide annual sales of eltrombopag of up to $1.5 billion, and a 7.0% share of royalties it receives from GSK on sales of eltrombopag greater than $1.5 billion in any given year. Ligand will pay Rockefeller 1.5% of world-wide annual net sales of LGD-4665. In addition, Ligand will pay Rockefeller 50% of any future milestones it receives from GSK under the license agreement GSK entered into with Ligand in 1994. There will be no sharing of milestone payments related to LGD-4665.

This Settlement Agreement largely ends the relationship between Ligand and Rockefeller that dates back to the 1992 license agreement, under which Ligand licensed from Rockefeller certain technology relating to cytokine-activated Signal Transducers and Activators of Transcription (STATs) to control gene expression. On March 4, 2008, Rockefeller filed suit in the Supreme Court of the State of New York against Ligand alleging, among other things, a breach by Ligand of the 1992 license agreement, as well as other causes of action. Ligand denied the claims and filed an answer and counterclaims.

“We are pleased with the amicable resolution of this matter,” said John L. Higgins, President and Chief Executive Officer of Ligand Pharmaceuticals. “We believe the settlement with Rockefeller is in the best interest of our company and our shareholders.”

About Ligand Pharmaceuticals

Ligand discovers and develops new drugs that address critical unmet medical needs of patients with muscle wasting, frailty, hormone-related diseases, osteoporosis, inflammatory diseases, anemia, asthma, rheumatoid arthritis and psoriasis. Ligand’s proprietary drug discovery and development programs are based on the most advanced cell-based assays, gene-expression tools, ultra-high throughput screening and one of the world’s largest combinatorial chemical libraries. Ligand has strategic alliances with major pharmaceutical and biotechnology companies, including Bristol-Myers Squibb, Celgene, Cephalon, GlaxoSmithKline, Schering-Plough, Pfizer and Wyeth Pharmaceuticals. With nine pharmaceutical deals and more than twenty different molecules in various stages of development, Ligand utilizes proprietary technologies for identifying drugs with novel receptor and enzyme drug targets.

About Rockefeller University

The Rockefeller University is a world-renowned center for research and graduate education in the biomedical sciences, chemistry, and physics. Founded by John D. Rockefeller in 1901, the university has been the site of many important scientific breakthroughs. Rockefeller scientists established that DNA is the chemical basis of heredity, discovered blood groups, showed that viruses can cause cancer, founded the modern field of cell biology, and worked out the structure of antibodies. Twenty-three Nobel Prize winners have been associated with the university.

Forward-Looking Statements

This news release contains certain forward-looking statements by Ligand that involve risks and uncertainties and reflect Ligand’s judgment as of the date of this release. Actual events or results may differ from Ligand’s expectations. For example, the dismissal of the litigation requires the entering by the court of a final judgment, order and decree which has not yet occurred, and PROMACTA(R) (eltrombopag) and other compounds in Ligand’s internal or partnered pipeline may not continue to be developed by Ligand or its partners. The failure to meet expectations may reduce Ligand’s stock price. Additional information concerning risk factors affecting Ligand’s business can be found in prior press releases available via www.ligand.com as well as in Ligand’s public periodic filings with the Securities and Exchange Commission at www.sec.gov. Ligand disclaims any intent or obligation to update these forward-looking statements beyond the date of this release. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

SOURCE: Ligand Pharmaceuticals Incorporated

Ligand Pharmaceuticals Incorporated

John L. Higgins, President and CEO

or

Erika Luib, Investor Relations

858-550-7896

or

Lippert/Heilshorn & Associates

Don Markley, 310-691-7100

dmarkley@lhai.com